UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013

FORMCAP CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-28847 (Commission File Number)	1006772219 (IRS Employer Identification No.)

50 West Liberty Street, Suite 880 Reno, Nevada (Address of Principal Executive Offices )	89501 (Zip Code)

Registrant’s telephone number, including area code:   (888) 777-8777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Formcap Corp., a Nevada corporation.

ITEM 3.02 – PRESS RELEASE

August 6, 2013 – Reno, NV – FormCap Corp. (“FormCap”) (OTCQB: FRMC) announces a Letter of Intent (“LOI”) to acquire up to 1,500 acres of oil leases in Cowley County, Kansas. This LOI sets out FormCap’s intention to complete a transaction (the “Transaction”) between FormCap, Kerr Energy Group (“Kerr”) and Keta Oil and Gas, LLC (“Keta”). The terms of the LOI are conditional upon the completion of a Definitive Agreement (the “Definitive Agreement”) between FormCap, Kerr and Keta and, the approval of the Board of Directors of each company.

Under the terms of the LOI, FormCap will purchase up to 1,500 acres of petroleum exploration and development leases (the “Leases”) from Kerr and Keta in Cowley County, Kansas. FormCap will own 100% of the Leases (80% net revenue to FormCap; 20% freehold royalty), and will be operator. FormCap will have the option to purchase additional leases in Cowley County from Kerr and Keta under an Area of Mutual Interest (“AMI”), the terms of which will be set forth in the Definitive Agreement. FormCap is required to drill one (1) well in each of the first two (2) years of the Lease term to maintain its interest in the Leases.

FormCap will also have the option to participate in the drilling of up to six (6) exploration or development wells on lands currently owned by Keta and Kerr under terms to be set forth in the Definitive Agreement.

Item 9.01	Exhibits.

Exhibit	Description
99.1	Press Release, dated August 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2013	FORMCAP CORP

	By:	/s/ Graham Douglas
Graham Douglas
Chief Executive Officer